Exhibit 99.1

For Immediate Release
   NEWS RELEASE

Contacts:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
Dennard▪Lascar Associates: 713-529-6600
lelliott@DennardLascar.com/apearson@DennardLascar.com

Gastar Exploration Announces Closing of Mid-Continent Acquisition and
Management Promotions

HOUSTON, June 7, 2013 - Gastar Exploration Ltd. (NYSE MKT: GST) (“Gastar”) announced today that it has closed its previously announced acquisition of proven reserves and undeveloped leasehold interests in Kingfisher and Canadian Counties, Oklahoma from Chesapeake Energy Corporation (“Chesapeake”), repurchase of 6,781,768 outstanding shares of the Company's common stock currently held by Chesapeake and settlement of all litigation. The purchase price of $84 million, effective October 1, 2012, is subject to adjustment for customary due diligence items.
The Mid-Continent acquisition, share repurchase and litigation settlement were funded with proceeds from the $200 million private placement of debt securities closed on May 15, 2013.
Effective today, Michael McCown will assume the position of Senior Vice President and Chief Operating Officer and will be responsible for operations in the Marcellus Shale and Hunton Limestone areas. In addition, Michael Gerlich will continue as Gastar's Chief Financial Officer and has been promoted to Senior Vice President.
J. Russell Porter, Gastar's President & Chief Executive Officer, commented on the announcements, “The acquisition of the additional interests in Oklahoma significantly enhances Gastar's position in the Hunton Limestone oil play and increases our potential resource exposure to over 100 million barrels equivalent. Gastar is now positioned in two plays, the Marcellus Shale and Hunton Limestone, that we believe provide the opportunity for drill repeatable wells that generate attractive returns. Gastar will open an office in Oklahoma City in July and plans to initiate operated Hunton activity during the third quarter.”
“After helping assemble our Marcellus technical team and overseeing the successful initial development of Gastar's Marcellus Shale assets, Mike McCown has agreed to take on an expanded corporate role as COO. Michael Gerlich's promotion is in recognition of his tenure and continued contributions to the company.”

About Gastar Exploration
Gastar Exploration Ltd. is an independent energy company engaged in the exploration, development and production of oil, natural gas, condensate and natural gas liquids in the United States. Gastar's principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves such as shale resource plays. Gastar is currently pursuing the development of liquids-rich natural gas in the Marcellus Shale in West Virginia and is also in the early stages of exploring and developing the Hunton Limestone horizontal oil play in Oklahoma. Gastar also holds producing natural gas acreage in the deep Bossier play in the Hilltop area of East Texas, but has entered into a definitive agreement to sell its East Texas assets. For more information, visit Gastar's website at www.gastar.com.

Safe Harbor Statement and Disclaimer
This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by borrowing base redeterminations by our banks, adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Gastar's Annual Report on Form 10-K and other filings with the SEC, available at the SEC's website at www.sec.gov. Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

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